STOCK PURCHASE AGREEMENT

by and among

L. JOHN LEWIS,

ANDY TUCKER,

DANTE JONES,

WENDY MAGUIRE,

and

ECO SCIENCE SOLUTIONS, INC.

Dated as of June 21, 2017

Table of Contents

Page

ARTICLE 1 Definitions		4

ARTICLE 2 Purchase and Sale of the Shares
2.1	Purchase and Sale of the Shares	8
2.2	Closing	8
2.3	Consideration	9
2.4	Closing Deliveries. At the Closing:	9
2.5	Required Withholdings	10
2.6	Additional Option.	10
2.7	Legends	10

ARTICLE 3 Representations and Warranties of the Sellers
3.1	Organization; Good Standing	11
3.2	Capitalization; Title to Shares	11
3.3	Power and Authority	11
3.4	Consents and Approvals; No Violation	12
3.5	Brokers’ Fees	12
3.6	Subsidiaries; Assets	12
3.7	Real Property	12
3.8	Liabilities	12
3.9	Compliance with Law; Permits	12
3.10	Tax Matters	13
3.11	Contracts	13
3.12	Insurance.	13
3.13	Investment Representation	13

ARTICLE 4 Representations and Warranties of Buyer
4.1	Organization	14
4.2	Power and Authority	14
4.3	Consents and Approvals; No Violation	14
4.4	Brokers’ Fees	14
4.5	Valid Issuance of Parent Payment Shares.	14
14
ARTICLE 5 General Covenants
5.1	Public Disclosure	15
5.2	Reservation of Buyer Common Stock; Issuance of Shares of Buyer Common Stock.	15
5.3	Operations.	15
5.4	Third Party Transaction Expenses.	15
5.5	Further Assurances.	15
5.6	Post-Closing Confidentiality.	15
5.7	General Release.	16
5.8	Acquisition Plan and Business Plan.	17
5.9	Director’s.	17

ARTICLE 6 Indemnification
6.1	Survival of Representations and Warranties and Covenants	17
6.2	Indemnification by the Sellers.	17
6.3	Limitations	18
6.4	Procedures Relating to Indemnification	18
6.5	Setoff.	19
6.6	Exclusive Remedy	19

ARTICLE 7 Tax Matters
7.1	Transfer Taxes.	19
7.2	Cooperation on Tax Matters.	20
7.3	Tax Contests.	20
7.4	Tax Sharing Agreements.	20
7.5	Allocations of Taxes in Straddle Period.	20
7.6	Conflict.	20

ARTICLE 8 Miscellaneous
8.1	No Third-Party Beneficiaries	21
8.2	Entire Agreement	21
8.3	Succession and Assignment	21
8.4	Counterparts	21
8.5	Headings; Interpretation	21
8.6	Notices	22
8.7	Governing Law	23
8.8	Submission To Jurisdiction; Waiver of Jury Trial	23
8.9	Amendments	23
8.10	Extension; Waiver	23
8.11	Severability	24
8.12	Expenses	24
8.13	Construction	24
8.14	Incorporation of Exhibits and Schedules	24
8.15	Specific Performance	24
8.16	Sellers’ Representative.	24

Exhibits

Exhibit A – Sellers
Exhibit B – Milestone Schedule and Payments

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 21, 2017, is made and entered into by and among L. John Lewis, Andy Tucker, Dante Jones, Wendy Maguire, (each a “Seller” and collectively, the “Sellers”), Eco Science Solutions, Inc., a Nevada corporation (“Buyer”), and L. John Lewis, in his capacity as Sellers’ Representative.  Sellers, Buyer, and Sellers’ Representative are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of Ga-Du Corporation, a Nevada corporation (the “Company”);

WHEREAS, subject to the terms and conditions of this Agreement, Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, each of Buyer and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Transactions (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Action” means any action, claim, lawsuit, legal proceeding, litigation (at law or in equity), arbitration, complaint, investigation or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Tax Law.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” has the meaning set forth in Section 3.3.

“Balance Sheet Date” has the meaning set forth in Section 3.8(a)(ii).

“Business” means the business of the Company as conducted as of the date of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Closing Shares” has the meaning set forth in Section 2.3(a).

“Buyer Consideration Shares” has the meaning set forth in Section 2.3(b).

“Buyer Earn-Out Shares” has the meaning set forth in Section 2.3(b).

“Buyer Indemnitee” and “Buyer Indemnitees” have the respective meanings set forth in Section 6.2.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Contract” means any written contract, agreement, indenture, mortgage, lease, instrument or other legally binding written agreement, arrangement, understanding, undertaking, commitment or obligation.

“Deductible” has the meaning set forth in Section 6.3(a)(ii).

“Disclosure Schedules” has the meaning set forth in Article 3.

“Equity Interest” means any share, capital stock, partnership interest, limited liability company interest, membership interest, joint venture interest or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Financial Statements” has the meaning set forth in Section 3.8(a)(ii).

“Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1 (Organization; Good Standing); 3.2 (Capitalization; Title of Shares); 3.3 (Power and Authority); 3.4 Consents and Approvals; No Violation; 3.5 Brokers’ Fees; and 3.10 (Tax Matters).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied in accordance with the past custom and practices of the Company.

“General Principles of Law, Equity and Public Policy” means, with reference to the enforceability of any Contract, that enforceability may be limited by (a) general principles of law, equity and public policy, including principles regarding the enforceability of covenants not to compete and similar restrictive covenants; principles regarding the availability of specific performance, injunctive relief, or other equitable remedies; principles requiring good faith and fair dealing in the performance and enforcement of a Contract by the party seeking its enforcement; principles requiring reasonableness in the performance and enforcement of a Contract by the party seeking its enforcement; principles requiring consideration of the materiality of a breach and the consequences of the breach to the party seeking enforcement; and principles requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; or (b) bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar Laws affecting the rights of debtors and creditors generally.

“Governmental Authority” means any federal, state, local or foreign governmental, quasi-governmental, regulatory or administrative body, instrumentality, department, commission or agency, or any federal, state, local or foreign court, tribunal, arbitration panel, commission or other similar dispute-resolving panel or body.

“Indebtedness” of the Company means, at a particular time, without duplication, determined on an aggregate basis, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums and penalties payable as a result of the consummation of the transactions contemplated by this Agreement) arising under indebtedness for borrowed money of the Company; provided, however, that “Indebtedness” shall not include any item which would otherwise fall within the above definition of Indebtedness which is solely related to the day-to-day operation of the Business and is reflected or included in the Financial Statements.

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Interim Financial Statements” has the meaning set forth in Section 3.8(a)(ii).

“Knowledge of Sellers” or “Sellers’ Knowledge” means the actual knowledge of (a) any Seller and (b) any officer or director of the Company, in each case of clause (a) or (b), after reasonable inquiry and investigation.

“Law” means any law, statute, treaty, code, rule, regulation or ordinance of a Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, and other interest in real property held by the Company.

“Lease” means any written lease, sublease, license, right of use, concession or other agreement, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Lien” means, with respect to any property or asset, any mortgage, pledge, lien, encumbrance or other security interest in respect of such property or asset.  For the avoidance of doubt, the license or other grant of rights with respect to intellectual property, in and of itself, shall not be deemed to be a Lien.

“Loss(es)” means, with respect to any Person, any actual direct losses, liabilities, demands, claims, Actions, out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person including consequential damages to the extent reasonably foreseeable; provided, however, that “Loss(es)” shall not include, and the Buyer Indemnitees shall not be entitled to seek or recover from the Sellers under any theory of liability, any incidental, indirect, punitive, exemplary or special liabilities, damages, losses or expenses except for any such Losses as may be payable to a third party in respect of a Third Party Claim or with respect to a claim of fraud to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to (a) the financial condition or results of operations of the Company, taken as a whole, or (b) the ability of the Sellers to consummate the transactions contemplated by this Agreement and the other documents referred to herein to which the Sellers are a party; provided, however, that a “Material Adverse Effect” shall not include any “Material Adverse Effect” that is cured prior to the earlier of the Closing or any change, effect, event, occurrence, state of facts or development in or attributable to:  (i) general economic or business conditions; (ii) financial, banking or securities markets of the U.S. in general (including any disruption thereof and any decline in the price of any security or any market index); (iii) acts of God or other calamities, national or international political or social conditions, including the engagement and/or escalation by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.; (iv) conditions affecting generally the industry in which the Company participates; (v) the announcement or pendency of the transactions contemplated by this Agreement; (vi) the identity or business plans of Buyer or any of its Affiliates; (vii) changes in applicable Laws or the interpretation thereof; (viii) any change in GAAP or other accounting requirements or principles; (ix) the failure of the Company to meet or achieve the results set forth in any internal projections; (x) any item or items set forth in the Disclosure Schedules; or (xi) any change resulting from compliance with the terms of, or any actions taken (or not taken) by any Party pursuant to or in accordance with, this Agreement.

 “Milestone Payments” has the meaning set forth in Section 2.3(b).

“Order” means any order, writ, injunction, decree, stipulation, judgment, award, determination, direction or demand of a Governmental Authority.

“Ordinary Course” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Permit” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates (including industry association certifications), variances and similar rights granted by or obtained from any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Authority.

“Pre-Closing Tax Period” means any Tax period (including a portion of any Straddle Period) ending on or before the Closing Date.

“Pro Rata Share” means, with respect to any given Seller, the percentage set forth opposite such Seller’s name on Exhibit A

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Real Property Leases” has the meaning set forth in Section 3.7(b).

“Released Claims” has the meaning set forth in Section 5.7(a).

“Released Parties” has the meaning set forth in Section 5.7(a).

“Releasing Party” or “Releasing Parties” have the respective meanings set forth in Section 5.7(a).

“Schedule” has the meaning set forth in Article 3.

 “Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” have the respective meanings set forth in the preamble to this Agreement.

“Sellers’ Representative” has the meaning set forth in Section 8.16.

 “Shares” has the meaning set forth in the recitals to this Agreement.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat or unclaimed property, alternative or add-on minimum, estimated, or other like assessment, charge or tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 6.4(b).

“Transactions” means the transactions contemplated herein and in the Ancillary Agreements, including but not limited to, the sale of the Shares to Buyer.

“Unaudited Financial Statements” has the meaning set forth in Section 3.8(a)(i).

ARTICLE 2

PURCHASE AND SALE OF THE SHARES

2.1 Purchase and Sale of the Shares

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from the Sellers, and the Sellers shall sell, convey, assign, transfer, and deliver to Buyer, the Shares, free and clear of any Liens.  The specific number and class of Shares being sold by each Seller is set forth on Exhibit A.

2.2 Closing

The closing of the Transactions (the “Closing”) shall take place at the offices of Stradling Yocca Carlson & Rauth, P.C., 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, at 10:00 a.m., Pacific Time, on the date hereof, or on such other date or at such other time and place as the parties hereto may mutually agree in writing.  The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.  At the Closing, documents and signature pages may be exchanged remotely via facsimile or other electronic exchange (with originals to be delivered to the other parties as soon as reasonably practicable after the Closing and requested by such other party).

2.3 Consideration

(a) Purchase Price.  The purchase price for the Shares shall be Fifteen Million shares of the Buyer’s common stock (the “Buyer Closing Shares”) to be issued to the Sellers at Closing in the amounts set forth on Exhibit A at Closing (the “Purchase Consideration”).

(b) Potential Milestone Payment(s).  The Sellers shall have the right to additional consideration in the form of cash payment(s) (the “Milestone Payments”) based on reaching those certain milestones  described in Exhibit B (the “Milestones”), provided that: (i) all of the Milestones must be reached within not more than twelve (12) months from the date of the execution of this Agreement; (ii) each Milestone shall be treated as discreet and the failure to reach any single Milestone shall not affect the availability of the Milestone Payment(s) related to any other Milestone(s). The Company shall pay each Seller its Pro Rata Share of any Milestone Payments actually earned pursuant to this Section 2.3(b).

(c) The Sellers understand that the Company is required to file a Form 15c2-11 in connection with the suspension of the Company’s trading and, regardless of when a Milestone is reached,  any and all payment due dates associated with the Milestone Payments earned pursuant to Section 2.3(b) shall be extended by a period of time equal to the number of days necessary to obtain approval thereof.

2.4 Closing Deliveries.  At the Closing:

(a) The Sellers’ Representative shall deliver, or cause to be delivered, to Buyer or any other Person designated by Buyer (unless the delivery is waived in writing by Buyer), the following documents, in each case duly executed or otherwise in proper form:

(i) Sellers’ Certificates.  Original certificates evidencing the Shares, free and clear of any Liens duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(ii) Secretary’s Certificate of the Company.  A certificate, in a form satisfactory to Buyer, signed by the secretary of the Company and dated as of the Closing Date, certifying: (x) the Articles of Incorporation; and (y) the Bylaws;

(iii) Good Standing Certificate.  A good standing certificate with respect to the Company issued by the Secretary of State of the State of Nevada, dated as of a recent date prior to Closing;

(iv) Resignation Letters.  Resignations of each director and each officer of the Company listed in Schedule 2.4(a)(v), which resignations shall be effective as of the Closing and shall include a release of claims releasing the Company, Buyer and its Affiliates from any and all claims that such director or officer may have against the Company at the Closing;

(v) FIRPTA Affidavit.  A duly executed certificate of non-foreign status from each Seller certifying that such Seller is not a foreign Person within the meaning of Section 1445(f)(3) of the Code, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B) and in a form reasonably acceptable to Buyer so that Buyer is exempt from withholding any portion of any payment to be made pursuant to this Agreement (a “FIRPTA Affidavit”); provided, however, that if Buyer does not receive a properly executed FIRPTA Affidavit from any Seller, then Buyer shall be permitted to withhold from any payments to be made pursuant to this Agreement to such Seller such amounts as may be required under applicable Law, and any such amounts withheld shall be treated for all purposes of this Agreement as having been paid to such Seller;

(vi) Corporate Books and Records.  All corporate books and records and other property of the Company in the possession of the Sellers;

(vii) Affiliate Agreements.  Evidence, in form and substance satisfactory to Buyer, of the termination of each agreement the Company has with any of its Affiliates;

(viii) Employment Agreements and Consulting Agreements.  Employment Agreements or Consulting Agreements with the Buyer, duly executed by the individuals listed on Exhibit A; and,

(ix) Other Documents.  All other instruments, agreements, certificates and documents required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as Buyer has reasonably requested prior to the Closing.

(b) Buyer shall issue to the Sellers, the Buyer Closing Shares as provided in Section 2.3(a), and shall deliver, or cause to be delivered, to the Sellers’ Representative or any other Person designated by the Sellers’ Representative (unless the delivery is waived in writing by the Sellers’ Representative), the following documents, in each case duly executed or otherwise in proper form:

(i) Good Standing Certificate.  A good standing certificate with respect to Buyer issued by the Secretary of State of the State of Nevada, dated as of a recent date prior to Closing;

(ii) Stock Certificate.  One or more stock certificates representing the number of Buyer Closing Shares for each Seller set forth on Exhibit A;

(iii) Employment Agreements and Consulting Agreements..  The Employment Agreements or Consulting Agreements referenced in Section 2.4(a)(viii), duly executed by Buyer; and

(iv) Other Documents.  All other instruments, agreements, certificates and documents required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and similar instruments as the Sellers’ Representative has reasonably requested prior to the Closing.

2.5 Required Withholdings

Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Sellers such amounts as are required under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by Buyer, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Sellers.

2.6 Additional Option.  The Company’s management believes that it will soon have in place referral relationships with a bank, banks or others that might provide limited banking and merchant services and split the fees from such services with the Company on a basis to be negotiated.  The Sellers are continuing to work on obtaining an equity interest in a bank, banking entity and/or an entity that will provide merchant processing (the “Bank Equity”).

Sellers have expended the sums necessary to pursue this course of action and will be responsible for continuing to expend necessary sums through a separate company special purpose vehicle (“SPV”).  If the SPV acquires the Bank Equity, Buyer shall have an option to acquire one hundred percent of the SPV’s Bank Equity interest for a purchase price of fifteen million (15,000,000) shares of the Buyer’s stock.

2.7 Legends.  Each certificate(s) evidencing the ownership of the Buyer Consideration Shares issued by the Buyer pursuant hereto shall bear an appropriate legend substantially to the effect that the offer and issuance of the securities evidenced thereby have not been registered under applicable federal or state securities laws and may not be sold, distributed, pledged or otherwise transferred unless there is an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and applicable securities laws covering any such transaction or such transaction is exempt from registration.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the schedules accompanying this Agreement (each a “Schedule” and, collectively, the “Disclosure Schedules”), the Sellers hereby represent and warrant to Buyer as follows:

3.1 Organization; Good Standing

The Company is a legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization.  The Company is duly licensed or qualified to conduct business and is in good standing (where such concept is applicable) under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by each of them requires such licensing or qualification, except where the failure to be so licensed or qualified or to be in good standing would have a material adverse effect on the Company.

3.2 Capitalization; Title to Shares

(a) The authorized, issued and outstanding Equity Interests of the Company are set forth on Exhibit A.  Except as set forth on Exhibit A no other Equity Interests of the Company are authorized, issued or outstanding.

(b) All of the issued and outstanding Equity Interests of the Company are duly authorized, validly issued, fully paid and nonassessable.  There are no outstanding equity appreciation rights, profit participation or other similar rights with respect to Equity Interests of the Company.  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.

(c)  (i) The Company and the Sellers are not a party to any Contract relating to the voting of, or requiring the issuance or sale of, any Equity Interests of the Company; and (ii) there are no accrued and unpaid dividends with respect to any outstanding Equity Interests of the Company.

(d) Collectively, the Sellers are the sole record and beneficial owners of the Shares, free and clear of all Liens.  The Sellers have good and marketable title to the Shares and have the power and authority to sell, transfer, assign and deliver the Shares to Buyer upon the terms and subject to the conditions set forth in this Agreement.

3.3 Power and Authority

Each Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (collectively, the “Ancillary Agreements”) to which each Seller is a party and to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller, and no other or further action or proceeding on the part of such Seller is necessary to authorize the execution and delivery by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each Seller and, assuming the due and valid authorization, execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of such Seller, enforceable against him or her in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.

3.4 Consents and Approvals; No Violation

(a) None of the Sellers, nor the Company is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in connection with the execution, delivery and performance by the Sellers of this Agreement or any of the Ancillary Agreements to which they are a party or the consummation of the transactions contemplated hereby or thereby.

(b) The execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not: (i) violate or conflict with any provision of the organizational or governing documents of the Company; (ii) violate any Law or Order to which any Seller or the Company is subject; (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which the Company is a party; or (iv) trigger any “change of control” or other similar provisions contained in any Contract to which the Company is a party.

3.5 Brokers’ Fees

None of the Sellers, or the Company has any liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of the Sellers or the Company.

3.6 Subsidiaries; Assets

(a) The Company has no Subsidiaries.

(b) The Company has good and valid title to, or lease and have a valid leasehold interest in, all of the tangible assets reflected as being owned by or leased to them in the Financial Statements, free and clear of all Liens.

3.7 Real Property

(a) Owned Real Property.  The Company does not own any real property.

(b) Leased Real Property.  The Company does not lease any real property

3.8 Liabilities. The Company does not have any liabilities, including any Indebtedness.

3.9 Compliance with Law; Permits

(a) The Company is in compliance with all applicable Laws and Orders.  No Action alleging any failure to comply with any applicable Law or Order is pending or, to the Knowledge of Sellers, currently threatened in writing against the Company.

(b) The Company holds all Permits required in connection with the conduct of the Business as currently conducted; (ii) each Permit is in full force and effect; and (iii) the Company is in compliance with the terms and conditions of all such Permits.

3.10 Tax Matters

(a) All material Tax Returns required to have been filed by or in respect of the Company (as any deadlines for filing may have been extended by duly filed applications for extension) have been timely filed.  All such Tax Returns were true, correct and complete in all material respects, were prepared in substantial compliance with all applicable Laws and regulations and disclose all Taxes required to be paid for the periods covered thereby.  All Taxes reported on such Tax Returns as due and owing by the Company has been paid.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.  The Company has timely withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party, and all Forms W-2 and 1099 and other applicable forms required with respect thereto have been properly completed and timely filed.

(b) There is no Tax audit or administrative or judicial Tax proceeding pending with respect to the Company.  The Company has not received from any Governmental Authority any written notice indicating an intent to investigate or open an audit or other review of any Tax or Tax Return of the Company.

(c) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No written claim has been made by a jurisdiction in which the Company does not file Tax Returns that the Company is or may be required to file Tax Returns or pay Taxes in such jurisdiction.

(d) The Company: (i) has not been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company); or (ii) to the Knowledge of Sellers, has any actual or potential liability for the Taxes of any other Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(e) The Company has not distributed stock of another Person and the Company has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(f) The Company is not and has not been a party to any “listed transaction” (as defined in Section 6707A(c)(2) of the Code).

(g) The Company is not a party to any agreement, contract, arrangement, or plan that has resulted, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

3.11 Contracts

.  The Company is not a party to any Contract.

3.12 Insurance. The Company does not have any polices of insurance.

3.13 Investment Representation

Each Seller is acquiring the Buyer Consideration Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws.  Each Seller is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  Each Seller acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Buyer Consideration Shares.  Each Seller acknowledges that the Buyer Consideration Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Buyer Consideration Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Buyer Consideration Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

4.1 Organization

Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada.  Buyer possesses the requisite power and authority to own, lease and operate its properties and to carry on its business as conducted by Buyer as of the date of this Agreement.  Buyer is duly licensed or qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the character of the assets owned or leased, or the nature of the business conducted, by it requires such licensing or qualification, except where failure to be so qualified would result have a material adverse effect on Buyer.

4.2 Power and Authority

Buyer has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer, and no other or further action or proceeding on the part of Buyer or its equity holders is necessary to authorize the execution and delivery by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement by the Sellers, constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms and conditions, subject to General Principles of Law, Equity and Public Policy.

4.3 Consents and Approvals; No Violation

(a) Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other Person in connection with the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, does not: (i) violate or conflict with any provision of the organizational or governing documents of Buyer; (ii) violate any Law or Order to which Buyer is subject; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Buyer is a party.

4.4 Brokers’ Fees

Buyer does not have any liability to pay any fees or commissions to any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement based upon any arrangement or agreement made by or on behalf of Buyer.

4.5 Valid Issuance of Parent Payment Shares.

 The Buyer Consideration Shares being issued hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable, and will be free of any Liens or restrictions on transfer other than restrictions under this Agreement and under applicable state and federal securities Laws.

ARTICLE 5

GENERAL COVENANTS

5.1 Public Disclosure

Except as required by Law, neither the Company nor any of its representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the Transactions, without the consent of Buyer, which consent shall not be unreasonably withheld.  Buyer shall be permitted to make any statement or communication, including any filing with the Securities and Exchange Commission, provided however, that   Buyer shall provide the Sellers’ Representative with a copy of any such statement, communication or filing, for its reasonable review.

5.2 Reservation of Buyer Common Stock; Issuance of Shares of Buyer Common Stock.

Until all Milestone Payments that become due and payable have been made, or all milestone deadlines set forth in Exhibit B have lapsed, Buyer shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued common stock, for the purpose of paying the Buyer Earn-Out Shares, if any, the full number of shares of Buyer common stock then issuable if the full amount of Buyer Earn-Out Shares, as of such date, were earned by the Sellers. All shares of Buyer common stock delivered by Buyer as the Buyer Earn-Out Shares shall be newly issued shares or shares held in treasury by Buyer, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Lien.

5.3 Operations.

Buyer shall maintain the domestic incorporation of the Company in Nevada.  Buyer shall maintain offices in Seattle, Washington and Salt Lake City, Utah for one year after the Closing.

5.4 Third Party Transaction Expenses. Each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Ancillary Agreements (the “Third Party Transaction Expenses”); provided however, that Sellers shall jointly and severally be liable for all Third Party Transaction Expenses incurred by the Company prior to Closing.

5.5 Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees that, on and after the date hereof, at the request of the other party or parties, they shall execute and deliver, or cause to be executed and delivered, to the other party or parties such further documents or instruments of any kind and take, or cause to be taken, such other actions as may be necessary, proper or advisable to carry out any of the provisions of this Agreement or the Transactions.  In addition, the Sellers agree, from time to time after the Closing, at Buyer’s request, to execute, acknowledge, and deliver to Buyer such other instruments of conveyance and transfer, and take such other actions and execute and deliver such other documents, certifications, and further assurances, as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, the Shares and any of the Company’s rights or assets.  Each party shall bear its own costs and expenses in compliance with this Section 5.5.

5.6 Post-Closing Confidentiality.

(a) From and after the Closing, each Seller shall, and shall cause his or her Affiliates to, and shall instruct his or her and their respective officers, directors and employees to, hold in confidence any and all confidential, proprietary and non-public information and materials, whether in written, verbal, graphic or other form, concerning Buyer, the Company or any of their respective Affiliates (collectively, “Company Confidential Information”), except that such Seller shall not have any obligation under this Section 5.6 with respect to any Company Confidential Information that: (i) as of the date of this Agreement is, or after the date of this Agreement becomes, generally available to the public other than through a breach by such Seller, any of his or her Affiliates or any of his or her or their respective officers, directors or employees of their respective obligations under this Section 5.6; or (ii) is provided to such Seller or any of his or her Affiliates by a third party that was not known to the receiving party to be bound by any duty of confidentiality to Buyer, the Company or any of their respective Affiliates.

(b) From and after the Closing, each Seller shall not, and shall cause its Affiliates not to, and shall instruct his or her and their respective officers, directors and employees not to, use any Company Confidential Information except as expressly authorized in writing by Buyer or the Company.  Each Seller shall, and shall cause his or her Affiliates to, and shall instruct his or her and their respective officers, directors and employees to, take the same degree of care to protect the Company Confidential Information that such party uses to protect its own trade secrets and confidential information of a similar nature, which shall be no less than a reasonable degree of care.

(c) Notwithstanding the foregoing, each Seller shall not be in breach of this Section 5.6 as a result of any disclosure of Company Confidential Information that is required by applicable Law or that is required by any Governmental Authority or under any subpoena, civil investigative demand or other similar process by a court of competent jurisdiction having jurisdiction over such Seller; provided, however, that such Seller shall give advance written notice of such compelled disclosure to Buyer, and shall cooperate with Buyer in connection with any efforts to prevent or limit the scope of such disclosure; and provided further, that such Seller shall disclose only that portion of such Company Confidential Information which such Seller is advised by its counsel is legally required to be disclosed.

5.7 General Release.

(a) Notwithstanding anything to the contrary set forth in this Agreement, effective as of the Closing, in consideration of the mutual agreements contained herein, including the Purchase Price to be received by the Sellers, each Seller, on behalf of himself or herself and each of his or her past, present and future Affiliates, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, representatives, investors, stockholders, members, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (each, a “Releasing Party” and, collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Company, its former, present and future Affiliates, parent and subsidiary companies, joint ventures, predecessors, successors and assigns (including Buyer and its Affiliates), and their respective former, present and future representatives, investors, stockholders, members, partners, insurers and indemnitees (collectively, the “Released Parties”) of and from any and all manner of action or inaction, cause or causes of action, Actions, Liens, Contracts, promises, liabilities or Losses (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected, which such Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, and which are based on acts, events or omissions occurring up to and including the Closing (the “Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Released Claims” shall not include, in any respect any rights of: (i) the Sellers under this Agreement; (ii) the Sellers with respect to the Buyer Consideration Shares; or (iii) the Releasing Parties to indemnification, reimbursement or advancement of expenses under the provisions of the Articles of Incorporation of the Company or the Bylaws of the Company (or any directors’ and officers’ liability insurance policy maintained by the Company in respect of the same) if any Releasing Party is made a party to an Action as a result of such Releasing Party’s status as an officer, director or employee of the Company with respect to any act, omission, event or transaction occurring on or prior to the Closing.

(b) Without limiting the generality of Section 5.7(a), with respect to the Released Claims, each Seller, on behalf of himself or herself and each Releasing Party, hereby expressly waives all rights under any Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims including Section 1542 of the Civil Code of the State of California (the “California Civil Code”) which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Notwithstanding any such Law or common law principle in any applicable jurisdiction, and for the purpose of implementing a full and complete release and discharge of the Released Parties, each Seller, on behalf of himself or herself and each Releasing Party, expressly acknowledges that the foregoing release is intended to include in its effect all claims which such Seller or any Releasing Party does not know or suspect to exist in his, her or its favor against any of the Released Parties (including unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth herein).

(c) Each Seller, on behalf of himself or herself and each Releasing Party, acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of the Released Claims, but such Seller, on behalf of himself or herself and each Releasing Party, intends to and, by operation of this Agreement shall have, fully, finally and forever settled and released any and all Released Claims without regard to the subsequent discovery of existence of such different or additional facts.

(d) Each Seller covenants and agrees that such Releasing Party has not and will not assign or transfer any Released Claim or possible Released Claim against any Released Party.  Each Seller, on behalf of himself or herself and each Releasing Party, agrees to indemnify and hold the Released Parties harmless from any liabilities, Losses, costs, expenses and attorneys’ fees arising as a result of any such assignment or transfer.

(e) Each Seller, on behalf of himself or herself and each Releasing Party, covenants and agrees not to, and agrees to cause its respective Affiliates not to, whether in his, her or its own capacity, as successor, by reason of assignment or otherwise, commence, institute or join in, or assist or encourage any third party in commencing, instituting or joining in, any Action of any kind whatsoever, in law or equity, or assert, or assist or encourage any third party in asserting, any claim, demand, action or cause of action, in each case against the Released Parties, or any of them, with respect to any Released Claims.  Each Seller acknowledges that the foregoing release was separately bargained for and is a key element of this Agreement of which this release is a part.

5.8 Acquisition Plan and Business Plan.  Buyer shall use reasonably commercial efforts to operate the business of the Company, in accordance with the Acquisition Plan and the Business Plan.

5.9 Director’s. The Company shall cause there to be at least two (2) seats on its board of directors (the “Board”) to be filled by the current Board with persons designated by the Sellers’ Representative, provided such designees are qualified to serve on the Board, as determined by the Board in its reasonable discretion, to serve until the next election of the Board by the Company’s stockholders.

ARTICLE 6

INDEMNIFICATION

6.1 Survival of Representations and Warranties and Covenants

The representations, warranties and agreements of the Sellers contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, will be deemed and construed to be continuing representations, warranties and agreements and shall survive the Closing; provided, however, that the representations and warranties of the Sellers contained in this Agreement shall, except as set forth in the remainder of this Section 6.1, expire and be of no further force and effect on the twenty four (24th) month anniversary of the Closing Date; provided, further, however, that (a) the Fundamental Representations shall survive indefinitely, (b) the other provisions in this Agreement in which a time period is specified shall survive for the period specified therein, and (c) unless otherwise indicated, the covenants and agreements set forth in this Agreement shall survive the Closing until they have been performed or satisfied.  The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing, and the covenants and agreements of Buyer set forth in this Agreement shall survive until they have been performed or satisfied.

6.2 Indemnification by the Sellers.  From and after the Closing, the Sellers, jointly and severally, shall indemnify, hold harmless and defend Buyer and its Affiliates (which following the Closing shall include the Company), officers, directors and agents (each, a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”) against and in respect of any and all Losses incurred or suffered by any Buyer Indemnitee that result from or arise out of:

(a) any breach of any representation or warranty made by the Sellers under Article 3 of this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement;

(b) any third party Action against Buyer or any of its Subsidiaries (including the Company) following the Closing, including the costs of defending against and settling any such third party claims, if the facts and circumstances alleged in the third party Action would give the Buyer Indemnitees a right to indemnification under Section 6.2(a) if such facts and circumstances were factually accurate;

(c) any breach of any agreement or covenant on the part of the Sellers or the Sellers’ Representative in his capacity as such under this Agreement or in any other agreement, document, certificate or instrument entered into or delivered by or on behalf of the Sellers under or pursuant to this Agreement or in connection with the Transactions; or

(d) any Third Party Transaction Expenses left unpaid at Closing.

6.3 Limitations

(a) The indemnification provided in Section 6.2 is subject to the following limitations:

(i) No demand for indemnification under Section 6.2 shall be made after the expiration of the applicable survival period set forth in Section 6.1 for the representation or warranty or covenant to which such demand relates; provided, however, that demands for indemnification made prior to the expiration of such period shall survive until such claim for indemnification is finally adjudicated and resolved.

(ii) the Sellers shall not have any obligation to indemnify the Buyer Indemnitees in respect of any Losses for which indemnification is claimed under Section 6.2 unless and until the aggregate of such Losses exceeds $100,000 (the “Deductible”), at which point the Sellers will be obligated to indemnify the Buyer Indemnitees from and against all such Losses in excess of the Deductible.

(b) Any indemnity payment made under this Agreement shall be treated by the Parties for Tax purposes as an adjustment to the Purchase Price.

(c) Qualifications.  For purposes of Section 6.2(a), with respect to each representation, warranty, covenant or agreement contained in this Agreement that is subject to a “materiality,” “material,” “Material Adverse Effect,” “in all material respects” or similar qualification (but not including knowledge, Sellers’ Knowledge or Knowledge of Sellers), any such qualification shall be disregarded for purposes of determining if a breach occurred and for calculating the amount of any Losses that is subject to indemnification hereunder.

6.4 Procedures Relating to Indemnification

(a) Direct Claims.  If any Buyer Indemnitee shall claim to have suffered a Loss (other than with respect to any Third Party Claim) for which indemnification is available under Section 6.2, (for purposes of this Section 6.4, regardless of whether such Buyer Indemnitee is entitled to receive a payment in respect of such claim by virtue of the provisions of Section 6.3 hereof), the Buyer Indemnitee shall notify the Sellers’ Representative (hereinafter an “Indemnifying Party”) in writing of such claim.  Such written notice shall describe the facts and circumstances giving rise to such Loss, the basis upon which indemnity is being sought, the amount or estimated amount of the Loss, if known or reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Buyer Indemnitee), and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss shall have occurred.  Any dispute regarding the Buyer Indemnitee’s entitlement to indemnification in connection with such claim shall be resolved by any legally available means consistent with the provisions of Section 8.8 herein or as otherwise agreed in writing between the Buyer and the Sellers’ Representative.

(b) Third Party Claims.

(i) In the event any Buyer Indemnitee becomes aware of a third party claim (a “Third Party Claim”) which Buyer Indemnitee reasonably believes may result in a demand for indemnification pursuant to this Article 6, Buyer Indemnitee shall notify the Sellers’ Representative of such claim, and the Sellers’ Representative shall have the right to defend against the Third Party Claim provided that (i) the Sellers’ Representative notifies Buyer Indemnitee in writing within 15 days after Buyer Indemnitee has given notice of the Third Party Claim that Indemnifying Parties will indemnify Buyer Indemnitee from and against the entirety of any Losses the Buyer Indemnitee may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) such Third Party Claim could not reasonably result in criminal liability of any Buyer Indemnitee, (iv) such Third Party Claim does not involve or relate to an action by a Governmental Authority or a customer of the Company, and (v) the Sellers’ Representative conducts the defense of the Third Party Claim actively and diligently.

(ii) So long as the Sellers’ Representative is conducting the defense of the Third Party Claim in accordance with Section 6.4(b)(i), the Sellers’ Representative will (A) keep Buyer Indemnitee apprised of all material developments, including settlement offers, with respect to the Third Party Claim and permit Buyer Indemnitee to participate in the defense of the Third Party Claim, (B) the Sellers will not be responsible for any attorney’s fees or other expenses incurred by the Buyer Indemnitee regarding the Third Party Claim, and (C) the Sellers’ Representative shall have the right to settle such Third Party Claim provided the settlement involves only money damages and does not include an injunction or other equitable relief.

(iii) If Buyer Indemnitee conducts the defense of any such claim, whether by reason that the Sellers’ Representative chooses not to conduct the defense of such Third Party Claim or by reason that the Sellers’ Representative fails to qualify to conduct such defense in accordance with Section 6.4(b)(i), Buyer Indemnitee shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that, except with the consent of the Sellers’ Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses Buyer Indemnitee is entitled to recover pursuant to the indemnification provisions of this Article 6 relating to such matter.  In the event that the Sellers’ Representative has consented to any such settlement, no Seller shall have any power or authority to object under any provision of this Article 6 to the amount of any claim by Buyer Indemnitee pursuant to Section 6.2 with respect to such settlement.

6.5 Setoff.  In addition to Section 6.4 and any rights of setoff or other similar rights that Buyer or any of the other Buyer Indemnitees may have at common law or otherwise, Buyer shall have the right to withhold and deduct from any sum that is or may be owed to the Sellers hereunder any amount that is otherwise payable by the Sellers to any Buyer Indemnitee under this Article 6, including any amounts considered Milestone Payments.  If Buyer exercises its right of setoff pursuant to this Section 6.5, the Buyer Earn-Out Shares shall have the value as reasonably agreed to by Buyer and the Sellers’ Representative.

6.6 Exclusive Remedy

Following the Closing, except with respect to claims arising from fraud and except for equitable relief to which any party may be entitled pursuant to this Agreement, the sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement, or the sale and purchase of the Shares, shall be the rights of indemnification set forth in this Article 6, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by Law.

ARTICLE 7

TAX MATTERS

7.1 Transfer Taxes.

All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) and all such reasonable costs (including accounting and legal fees) associated with filing all Tax Returns related to transfer Taxes imposed on the Company or any Seller in connection with this Agreement (“Transfer Taxes”) shall be paid by the Sellers.  At least thirty (30) days prior to filing any such Tax Returns, the Sellers’ Representative shall submit a copy of such Tax Return to Buyer for Buyer’s review and approval.  The Sellers and the Sellers’ Representative shall be responsible for all costs and fees associated with, filing all Tax Returns related to Transfer Taxes.

7.2 Cooperation on Tax Matters.

Buyer, the Sellers, and the Sellers’ Representative shall fully cooperate, to the extent reasonably requested by the other party, with respect to the filing of Tax Returns, filing of Tax elections, and any audit, litigation or other Actions with respect to Taxes.  Such cooperation shall include the retention and provision of records and information relevant to such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information.  Buyer, the Sellers and the Sellers’ Representative agree to retain records with respect to Tax matters pertinent to the Company until the expiration of the relevant statute of limitations.  Buyer, the Sellers and the Sellers’ Representative further agree to use their best efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that may be imposed.

7.3 Tax Contests.

The Sellers’ Representative shall promptly notify Buyer upon receipt by any Seller or the Sellers’ Representative of any written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).  In Buyer’s sole discretion, Buyer may elect to have sole control of the conduct of any Tax Matter, including any settlement or compromise thereof.  If Buyer does not elect to have such sole control, the Sellers’ Representative shall, and shall cause the Sellers to, provide copies of all correspondence with the applicable Governmental Authority, and neither the Sellers nor the Sellers’ Representative shall settle or compromise such Tax Matter without the prior written consent of Buyer.  Except as otherwise provided in this Section 7.3, Buyer shall have the sole right to control any audit or examination by any Tax authority, initiate any claim for refund or amend or file any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all Tax periods.

7.4 Tax Sharing Agreements.

All Tax sharing agreements or similar agreements between the Company, on the one hand, and any of the Sellers and their Affiliates, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

7.5 Allocations of Taxes in Straddle Period.

For purposes of determining the amount of Taxes allocable to the portion of the Straddle Period ending on (and including) the Closing Date, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of the Straddle Period ending on (and including) the Closing Date shall: (a) in the case of any Taxes other than the Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period; and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

7.6 Conflict.

(a) In the event of any conflict or overlap between the provisions of this Article 7 and Article 6, the provisions of this Article 7 shall control.

            ARTICLE 8

MISCELLANEOUS

8.1 No Third-Party Beneficiaries

Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.2 Entire Agreement

This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

8.3 Succession and Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties; provided, however, that without such prior written consent: (a) Buyer may assign its rights and/or delegate its obligations under this Agreement (in whole but not in part) to any Affiliate of Buyer; (b) any or all of the rights and interests and/or obligations of Buyer under this Agreement: (i) may be assigned and/or delegated to any purchaser of a substantial portion of the assets of Buyer or any of its Affiliates (whereupon Buyer shall cease to have any further liabilities or obligations hereunder); and (ii) may be assigned as a matter of law to the surviving entity in any merger, consolidation, share exchange or reorganization involving Buyer or any of its Affiliates; and (c) Buyer and its Affiliates shall be permitted to collaterally assign, at any time and in their sole discretion, their respective rights hereunder to any lender or lenders providing financing to Buyer or any of its Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.

8.4 Counterparts

This Agreement may be executed in any number of counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed an original, but all of which shall be considered one and the same agreement, and shall become effective when each Party has received counterparts signed by each of the other Parties, it being understood and agreed that delivery of a signed counterpart signature page to this Agreement by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute valid and sufficient delivery thereof.

8.5 Headings; Interpretation

The title of and the section and paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement.  The term “this Agreement” means this Stock Purchase Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The use in this Agreement of the term “including” means “including, without limitation.”  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require or permit.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  All references herein to “$” or dollars shall refer to United States dollars.

8.6 Notices

Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed to have been duly given and effective: (a) on the date of transmission, if such notice or communication is sent via facsimile or electronic mail and receipt is confirmed, at the facsimile number or email address specified in this Section 8.6, prior to 5:00 p.m., Pacific Time, on a Business Day; (b) on the first (1st) Business Day after the date of transmission, if such notice or communication is sent via facsimile or electronic mail at the facsimile number or email address specified in this Section 8.6 (i) at or after 5:00 p.m., Pacific Time, on a Business Day or (ii) on a day that is not a Business Day; (c) when received, if sent by nationally recognized overnight courier service; or (d) upon actual receipt by the Party to whom such notice is required or permitted to be given.  The address for such notices and communications (unless changed by the applicable Party by like notice) shall be as follows:

If to the Sellers or the Sellers’ Representative:

Andy Tucker
With a copy to: John Lewis
5445 South Highland Drive,
SLC, Utah -84117
Telephone (Andy Tucker): (206) 430-3426
Telephone (John Lewis):  (801) 214-9745
Email:           johnlewis.law@gmail.com

If to Buyer:

Eco Science Solutions, Inc.
1135 Makawao Avenue, Suite 103-188
Makawao, Hawaii 96768
 Attention:                      Jeffery Taylor
Telephone:                      (855) 986-5669
Email:                      jeff.taylor@ecossi.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth, P.C.
660 Newport Center Drive, Suite 1600
Newport Beach, California  92660
Attention:                      Mark L. Skaist
Telephone:                      (949) 725-4117
Facsimile:                      (949) 823-5117
Email:                      mskaist@sycr.com

And a copy (which shall not constitute notice) to:

SD Mitchell & Associates, PLC
829 Harcourt Road
Grosse Pointe Park, Michigan 48230
Attention:                      Sharon D. Mitchell
Telephone:                      (248) 515-6035
Facsimile:                      (248) 751-6030
Email:                      sharondmac2013@gmail.com

8.7 Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada (including in respect of the statute of limitations or other limitations period applicable to any state Law claim, controversy or dispute) that apply to agreements made and performed entirely within the State of Nevada, without regard to the conflicts of law provisions thereof or of any other jurisdiction.  Each Party agrees and acknowledges that the application of the Laws of the State of Nevada is reasonable and appropriate based upon the Parties’ respective interests and contacts with the State of Nevada.  Each of the Parties waives any right or interest in having the Laws of any other state, including specifically, state Law regarding the statute of limitation or other limitations period, apply to any Party’s state Law claim, controversy or dispute which in any way arises out of or relates to this Agreement or the transactions contemplated hereby.

8.8 Submission To Jurisdiction; Waiver of Jury Trial

(a) Each Party irrevocably agrees that any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in the United States District Court for the District of Nevada (or, if subject matter jurisdiction in that court is not available, in the state courts of Nevada (and each such Party shall not bring any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts), and each Party hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action: (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process; (ii) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) such Action in any such court is brought in an inconvenient forum; (B) the venue of such Action is improper; and (C) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION; (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(b).

8.9 Amendments

This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Buyer and the Sellers’ Representative.

8.10 Extension; Waiver

.  At any time prior to the Closing, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of any Party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

8.11 Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

8.12 Expenses

All fees, costs and expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.

8.13 Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.14 Incorporation of Exhibits and Schedules

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

8.15 Specific Performance

The Parties agree that, if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other Parties, no adequate remedy at law would exist and damages would be difficult to determine.  It is accordingly agreed that Buyer, on the one hand, and the Sellers, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement.  No Party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is unenforceable, invalid, contrary to law or inequitable for any reason with respect to any breach of this Agreement.  Each of the Parties hereby waives: (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate; and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  The Parties further agree that by seeking the remedies provided for in this Section 8.15, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.15 are not available or otherwise are not granted.

8.16 Sellers’ Representative.

(a) Appointment.  Each Seller hereby irrevocably nominates, constitutes and appoints L. John Lewis as his or her agent and true lawful attorney in fact (the “Sellers’ Representative”), with full power of substitution, to act in the name, place and stead of the Sellers for purposes of executing any documents and taking any actions that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate in connection with such Sellers’ Representative’s duties and obligations under this Agreement.

(b) Authority.  Each Seller hereby grants to the Sellers’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of such Seller (in the name of any or all of the Sellers or otherwise) any and all documents that the Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Sellers’ Representative may, in his sole discretion, determine to be appropriate, in performing his duties as contemplated by this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement executed in connection with the Transactions: (i) Buyer, each Buyer Indemnitee and each such party’s representatives shall be entitled to deal exclusively with the Sellers’ Representative on all matters relating to the Purchase Price under Section 2.3 (including the Milestone Payments), on all matters relating to any claim for indemnification, compensation or reimbursement under Article 6, and on all tax matters under Article 7; and (ii) Buyer, each Buyer Indemnitee and each such party’s representatives shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Sellers’ Representative, as fully binding upon such Seller.  The Sellers, individually and independently, hereby acknowledge and agree that (x) the Sellers’ Representative shall be solely responsible for ensuring that each Seller receives that portion of any amount(s) to which such Seller is entitled in connection with the Transactions based upon his or her Pro Rata Share and which is paid by Buyer to the Seller’s Representative; and (y) Buyer shall bear no obligation or responsibility to any Seller with regard to the obligations of the Sellers’ Representative relating to the pro-rata distribution of such payments or otherwise.

(c) Power of Attorney.  Each Seller recognizes and intends that the power of attorney granted in this Section 8.16: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Sellers’ Representative; and (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Sellers.

(d) Replacement.  If the Sellers’ Representative shall die, resign, become disabled, or otherwise be unable to fulfill his responsibilities hereunder, the Sellers shall (by consent of the Sellers entitled to at least a majority of the Purchase Price), within ten (10) days after such death, resignation, disability, or inability, appoint a successor to the Sellers’ Representative (who shall be reasonably satisfactory to Buyer) and immediately thereafter notify Buyer of the identity of such successor.  Any such successor shall succeed the Sellers’ Representative as Sellers’ Representative hereunder.  If for any reason there is no Sellers’ Representative at any time, all references herein to the Sellers’ Representative shall be deemed to refer to the Sellers.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement on the date first above written.

SELLERS:

/s/ L. John Lewis
L. John Lewis

/s/ Andy Tucker
Andy Tucker

/s/ Dante Jones
Dante Jones

/s/ Wendy Maguire
Wendy Maguire

SELLERS’ REPRESENTATIVE:

/s/ L. John Lewis
L. John Lewis

                         BUYER:

ECO SCIENCE SOLUTIONS, INC.

Date: June 21, 2017	By:	/s/Jeffery Taylor
Jeffery Taylor

EXHIBIT A

Ga-Du Corporation
Shareholder List

SHAREHOLDER                                                                                     NUMBER OF SHARES

Dante Jones                                                                                                 6  Shares

John Lewis                                                                                                10  Shares

Wendy Maguire                                                                                          6  Shares

Andy Tucker                                                                                            78   Shares

EXHIBIT B

MILESTONE SCHEDULE AND PAYMENTS

1)
The first Milestone to be achieved below shall trigger two Milestone Payments.  For the avoidance of doubt, upon the completion of any Milestone set forth below (provided such achievement occurs within 12 months from the date of the execution of this Agreement), this Milestone 1 shall be deemed to be achieved.

2)	Delivery of software for membership and KYC screening.

3)	Execution of leasing agreement with lab equipment contractor upon the terms proposed in the Term Sheet attached hereto as Appendix II.

4)	Entering into a Lease of the first lab facility;

5)	Execution of a contract with Lab project president upon the terms set forth in Appendix III attached hereto.

6)	Receiving an option to purchase 40% of Power Card in the form attached hereto as Appendix IV;

7)	The granting of a cost free perpetual license to Buyer for use of Power Card software;

8)	Installing lab equipment with written processes and procedures manual and training regime.

9)	Obtaining approval as a fully certified lab.

10)	First test performed for fees by the lab.

Each “Milestone” earns 10% of the aggregate potential payment of $9,000,000, or $900,000.  Upon achievement of a Milestone (provided such achievement occurs within 12 months from the date of the execution of this Agreement), as reasonably determined by the board of the Buyer, the Milestone Payment associated with such Milestone shall be due and payable within 30 days after the achievement of such Milestone.